EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 9, 2007 with respect to the consolidated financial statements and schedule of Airspan Networks, Inc. (which report expressed an unqualified opinion and contains an explanatory paragraph relating to the adoption of FAS 123(R), “Share-Based Payment”) and with respect to Airspan Networks, Inc. management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting included in the 2006 Annual Report of Airspan Networks, Inc. (Form 10-K). We hereby consent to the incorporation by reference of said reports in the Annual Report (Form 10-K) for the year ended December 31, 2006 of Airspan Networks, Inc.

We hereby consent to the incorporation by reference of the aforementioned reports in the Registration Statements of Airspan Networks, Inc. on Forms S-8 (File No. 333-115788, effective May 24, 2004, File No. 333-62024, effective May 31, 2001, File No.333-62032 effective May 31, 2001, File No. 333-45260, effective September 6, 2000, File No. 333-45262, effective September 6, 2000) and Form S-3 (File No. 333-140172, effective February 23, 2007).

Grant Thornton LLP
Miami, Florida
March 9, 2007